EX-99.h(3)

CitiFunds Institutional Trust
125 Broad Streeet
New York, New York 10004

December 22, 2006

PFPC Inc.
301 Bellevue Parkway
Wilmington, DE 19809

          Re:      CitiFunds Institutional Trust - Transfer Agency and Services Agreement

Ladies and Gentlemen:

          This letter serves as notice that each of the Legg Mason Partners SMASh Series Funds, including SMASh Series M Fund, SMASh Series C Fund, SMASh Series EC Fund, SMASh Series MP Fund and SMASh Series MEC Fund (the "Series") is added to the list of series to which PFPC Inc. (“Transfer Agent”) renders services as transfer agent pursuant to the terms of the Transfer Agency and Services Agreement dated as of January 1, 2006 (the "Agreement") between each of the investment companies listed on Schedule A thereto and the Transfer Agent.

          Please sign below to acknowledge your receipt of this notice adding the Series as beneficiaries under the Agreement.

CITIFUNDS INSTITUTIONAL TRUST

		By:	/s/ R. Jay Gerken
		Title:	President and CEO

Acknowledgment:

PFPC INC.

By:	/s/ Peter L. Tenggren
Title:	Senior VP and Managing Director